SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Packaging Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 3, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2024

This Supplement to Proxy Statement (this “Supplement”), dated April 3, 2024, is provided to the stockholders of Packaging Corporation of America (the “Company”) in connection with the solicitation of proxies for use at the Company’s 2024 Annual Meeting of Stockholders to be held on Wednesday, May 8, 2024 at 8:30 a.m., central time, at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, or at any adjournments or postponements thereof (the “Annual Meeting”). This Supplement supplements the definitive Proxy Statement dated March 28, 2024 (the “2024 Proxy Statement”).

This Supplement is being provided to add background information regarding Item No. 3, Approval of Second Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Amended Equity Plan”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the 2024 Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the 2024 Proxy Statement.

Supplemental Disclosure Concerning Item No. 3

As set forth in the 2024 Proxy Statement, Item No. 3 seeks stockholder approval of the Amended Equity Plan primarily to (i) increase the number of shares of our Common Stock authorized for issuance under the plan by an additional 2,390,000 shares (subject to adjustment for changes in capitalization) and (ii) extend the term of the plan to the tenth anniversary of the date of approval of the Amended Equity Plan by the stockholders of the Company. In addition, the Amended Equity Plan removes certain provisions of the plan that were included to comply with the exception for “performance-based compensation” under Section 162(m) of the Internal Revenue Code, or the Code, which was repealed in December 2017 (“Section 162(m) Changes”).

Included in the Section 162(m) Changes were the removal of annual limits on awards that an individual participant could receive. Under these limits, the maximum number of shares that may be delivered to any one participant during any one calendar-year period pursuant to Options, SARs or Full Value Awards was 500,000 for each type of award and, with respect to cash-incentive awards, the maximum amount payable to any one participant with respect to any 12-month performance period (pro rated for performance periods lesser or greater than 12 months) was $10,000,000. The Amended Equity Plan no longer provides for the award of cash incentive awards.

Section 162(m) of the Code limits the annual deduction available for compensation paid to a covered employee to $1,000,000. Previously there was an exception to this annual deduction limit for “qualified performance-based compensation,” but the Tax Cuts and Jobs Act eliminated this exception and there are no longer any outstanding Awards that may qualify for transition relief provided under the Tax Cuts and Jobs Act. As a result, the Amended Equity Plan removes provisions previously included to allow awards to meet this “qualified performance-based compensation” exception, including the individual award limits, as there is no longer any potential tax benefit for a plan to retain these provisions. Accordingly, the removal of annual limits does not reflect an intention by the Company or Compensation Committee to begin granting awards under the Amended Equity Plan at or above the maximum compensation levels previously prohibited for the specified periods under the plan. The appropriate sizing of awards under the Amended Equity Plan will continue to be subject to the discretion of our Compensation Committee.

The Amended Equity Plan retains a limit applicable to awards to our non-employee directors. The value of any awards made to a non-employee director, together with other compensation payable to such non-employee director may not exceed $650,000 during any annual period.

If stockholders would like to review all the changes made in the Amended Equity Plan, they should refer to the full text of the Amended Equity Plan attached as Appendix B to the 2024 Proxy Statement.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2024 Proxy Statement remains unchanged and should be considered in voting your shares.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form.